Exhibit 99

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

PRESS RELEASE

April 8, 2004

Avnet Announces Q3 FY 2004 Sales and Earnings to be Better Than Expected

Phoenix, Arizona — Avnet, Inc. (NYSE:AVT) today announced that its sales and earnings, excluding a charge associated with the early extinguishment of debt, for its third fiscal quarter ended April 3, 2004, will exceed the high end of previous guidance. Sales for the quarter are currently estimated to be approximately $2.64 billion and earnings per share, excluding a charge associated with the early extinguishment of debt, are expected to be in the range of $0.27 to $0.30. This compares with the company’s previous guidance that sales would be in the range of $2.50 to $2.60 billion and earnings per share, excluding debt extinguishment costs, would be in the range of $0.22 to $0.25. As previously announced, the quarter will include a charge of approximately $16.4 million pre-tax and $11.3 million after-tax, or $0.09 per share, for the premium paid to investors and other expenses associated with the March 26, 2004 completion of its purchase of $273.4 million of the $360 million outstanding principal amount of its 7 7/8% Notes due Feb. 15, 2005. Including this debt extinguishment charge, earnings per share for the third quarter are expected to be in the range of $0.18 to $0.21.

Commenting on the announcement, Chairman and Chief Executive Officer, Roy Vallee, stated: “Sales at Electronics Marketing came in significantly better than expected, increasing by approximately 20% sequentially and 24% year-over-year, while sales at Technology Solutions came in as expected. The market for semiconductors and the overall business environment is clearly improving as evidenced by these results. We are in the early stages of a recovery that bodes well for Avnet’s future performance.”

The company also indicated that it would provide more details on the third quarter results as well as an outlook for its fourth fiscal quarter ending July 3, 2004 on its regular quarterly investor conference call scheduled for April 29, 2004.

Forward-Looking Statements

This press release contains certain “forward-looking statements.” The forward-looking statements herein include words such as “will,” “expect,” and “intend.” These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements.

Additional Information

Phoenix, Ariz.-based Avnet, Inc., a Fortune 500 company with fiscal year 2003 sales (year ended June 27, 2003) of $9.05 billion, is one of the world’s largest distributors of semiconductors, interconnect, passive and electromechanical components, enterprise network and computer equipment, and embedded sub-systems from leading manufacturers. Serving customers in 68 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management and engineering services. Please feel free to visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com or at 480-643-7053.